EXHIBIT 3.1(f)


                            CERTIFICATE OF AMENDMENT

                                       OF

                          THE ARTICLES OF INCORPORATION

                                       OF

                                FANTASTICON, INC.

                              A Nevada Corporation

I, the undersigned Secretary of Fantasticon, Inc., a Nevada Corporation do hereby certify:

That the Shareholders of said corporation, at a special meeting convened and held in Las Vegas, Nevada on January 14, 2002, approved a resolution whereby the Board of Directors would amend Article I of the Articles of Incorporation. A majority of the shareholders with voting rights were represented at the meeting of Stockholders either in person or by proxy. That the Board of Directors by unanimous consent resolved to amend Article I of the Articles of Incorporation to read as follows:

ARTICLE FIRST shall be amended to read as follows:

                      THE NAME OF THE CORPORATION SHALL BE:

                                     USCORP

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 4,535,567; and said change has been consented to and approved by a majority vote of the Stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



/s/ Spencer Eubank, Corporate Secretary
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